Exhibit 4.3

AMENDMENT NO. 2 TO THE

RIGHTS AGREEMENT

OF ANADIGICS, INC.

This Amendment No. 2 (the “Amendment”) to the Rights Agreement dated as of December 17, 1998 as amended by Amendment No. 1 as of November 30, 2000 (the “Rights Agreement”) between ANADIGICS, INC., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent, is entered into as of October 2, 2008.  Unless the context indicates otherwise, capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendment of Section 1.

(a)           Paragraph (g) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

 “(g) “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of New Jersey are authorized or obligated by law or executive order to close.”

(b)           Paragraph (x) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(x) “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity.”

(c)           Paragraph (mm) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(mm) “Subsidiary” shall mean, with reference to any Person, any Person of which an amount of voting securities (or comparable ownership interests) sufficient to elect at least a majority of the directors (or comparable individuals) of such Person is beneficially owned or otherwise controlled, directly or indirectly, by such Person.”

Section 2.  Amendment of Section 2.

(a)           Section 2 of the Rights Agreement is hereby amended by inserting the phrase “the acts or omissions of any” after the phrase “supervise or in any way be liable for”.

Section 3.  Amendment of Section 3

(a)           Paragraph (a) of Section 3 of the Rights Agreement is hereby amended by inserting the phrase “all necessary information and” after the phrase “after receipt by the Rights Agent of”.

(b)           Paragraph (a) of Section 3 of the Rights Agreement is hereby amended by inserting the following after the last sentence thereof:

“The Company shall promptly notify the Rights Agent in writing upon the occurrence of a Distribution Date, and if such notification is given orally, the Company shall confirm the same in writing on or before the Business Day next following.  Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively that the Distribution Date has not occurred.”

(c)           Paragraph (c) of Section 3 of the Rights Agreement is hereby amended by deleting the phrase “affixed to them the following legend:” and substituting the phrase “affixed to them a legend substantially in the following form:” in its place.

Section 4.  Amendment of Section 4.

(a)           Paragraph (a) of Section 4 of the Rights Agreement is hereby amended by deleting the phrase “the duties or responsibilities of the Rights Agent” and substituting the phrase “the rights, duties or responsibilities of the Rights Agent” in its place.

(b)           Paragraph (b) of Section 4 of the Rights Agreement is hereby amended by deleting the phrase “the following legend,” and substituting the phrase “a legend substantially in the following form,” in its place.

Section 5.  Amendment of Section 6.

(a)           Section 6 of the Rights Agreement is hereby amended by inserting the following as the third sentence:

“The Rights Certificates are transferable only on the registry books of the Rights Agent.”

(b)           Section 6 of the Rights Agreement is hereby amended by deleting the last sentence of the first paragraph in its entirety and substituting therefor the following:

“The Rights Agent shall have no duty or obligation under any Section of this Agreement requiring the payment of taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.”

Section 6.  Amendment of Section 7.

(a)           Paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly and properly executed, to the Rights Agent at the designated office of the Rights Agent, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of shares of Preferred Stock (or shares of Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are then exercisable, and an amount equal to any tax or governmental charge required to be paid under Section 9 hereof by certified check, cashier’s check or money order payable to the order of the Company, at or prior to the earliest of (i) the close of business on December 17, 2018 (the “Final Expiration Date”), (ii) the time at which the Rights are exchanged as provided in Section 24, or (iii) the time at which the Rights are redeemed as provided in Section 23 (such earliest date being herein referred to as the “Expiration Date”).”

Section 7.  Amendment of Section 9.

(a)           Paragraph (e) of Section 9 of the Rights Agreement is hereby amended by inserting the phrase “or the Rights Agent’s” after the phrase “been established to the Company’s”.

Section 8.  Amendment of Section 11.

(a)           Clause (i) of paragraph (d) of Section 11 of the Rights Agreement is hereby amended by deleting the phrase “as set forth above after the ex-dividend date” and substituting the phrase “as set forth above after, but not including, the ex-dividend date” in its place.

Section 9.  Amendment of Section 12.

(a)           Section 12 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made or any event affecting the Rights or their excercisability (including, without limitation, an event which causes Rights to become null and void) occurs as provided in Sections 11 and 13, the Company shall (a) prepare a certificate setting forth such adjustment or describing such event, and a brief, reasonably detailed statement of the facts, computations and methodology accounting for such adjustment and the adjusted Purchase Price, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock and the Common Stock a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall have no duty with respect to and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such a certificate. Any adjustment to be made pursuant to Sections 11 and 13 of this Agreement shall be effective as of the date of the event giving rise to such adjustment.”

Section 10.  Amendment of Section 14.

(a)           Paragraph (b) of Section 14 of the Rights Agreement is hereby amended by deleting the phrase “The Company shall not be required to issue fractions” and substituting the phrase “Subject to this Section 14(b), the Company shall not be required to issue fractions” in its place.

 (b)           Section 14 of the Rights Agreement is hereby amended by inserting the following after paragraph (d):

“(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.”

Section 11.  Amendment of Section 15.

(a)           Section 15 of the Rights Agreement is hereby amended by inserting the phrase “, excepting the rights of action given to the Rights Agent under Section 18 and Section 20 hereof,” after the phrase “All rights of action in respect of this Agreement”.

(b)           Section 15 of the Rights Agreement is hereby amended by inserting the phrase “by the Company” after the phrase “any breach of this Agreement”.

(c)           Section 15 of the Rights Agreement is hereby amended by inserting the phrase “by the Company” after the phrase “actual or threatened violations”.

(d)           Section 15 of the Rights Agreement is hereby amended by inserting the following after the first paragraph:

“Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use all reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible; provided, further, that, subject to Section 18 hereof, the Rights Agent shall take such action, at the writ-

ten direction of the Company, that the Company shall reasonably require in order to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned.”

Section 12.  Amendment of Section 18.

(a)           Section 18 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration, preparation, delivery, amendment and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement, including, without limitation, the costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) of defending against any claim of liability arising therefrom, directly or indirectly. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of, any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any written instruction from the Company, Right Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, instruction, adjustment notice, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

In addition to the foregoing, the Rights Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the Form of Assignment and the Form of Election to Purchase included as part of Exhibit B hereto (the “Certification”), unless the Rights Agent shall have actual knowledge that, as executed, the Certification is untrue or (ii) the non-execution or failure to complete the Certification in-

cluding, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution or failure.

The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the designation, replacement or removal of the Rights Agent.”

Section 13.  Amendment of Section 20.

(a)           Section 20 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Section 20. Duties of Rights Agent. The Rights Agent undertakes only the duties and obligations expressly imposed by this Agreement (and no implied duties or obligations) upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a)           The Rights Agent may consult with the legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of, any action taken, suffered or omitted by it in accordance with such advice or opinion.

(b)           Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including without limitation, the identify of any Acquiring Person and the determination of current per share market price) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent for, and the Rights Agent shall incur no liability for or in respect of, any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(c)           The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The issuance or non-issuance of a Right Certificate or Preferred Stock or other security issued in lieu of Preferred Stock in accordance with instructions given to the Rights Agent by the Company pursuant to Section 20(k) hereof or in accordance with the terms hereof shall not constitute negligence, bad faith or willful misconduct.  Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.  Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(d)           The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)           The Rights Agent shall not be under any liability or responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of Sections 11 or 13 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment, upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or Common Stock to be issued pursuant to this Agreement or any Right Certificate or as to whether any shares of Preferred Stock or Common Stock will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f)       The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)           The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.  The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer.  Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective.  Subject to Section 20(c) hereof, the Rights Agent shall not be liable for any action taken or suffered by or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken.

(h)           The Rights Agent and any shareholder, director, affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i)       The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(j)       No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)           If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting the Company. The Company shall give the Rights Agent prompt written instructions as to the action to be taken regarding the Rights Certificates involved. The Rights Agent shall not be liable for acting in accordance with such instructions.

(l)       The Company agrees to give the Rights Agent prompt written notice of any event or ownership which would prohibit the exercise or transfer of the Rights Certificates.”

Section 14.  Amendment of Section 21.

(a)           Section 21 of the Rights Agreement is hereby amended by inserting the phrase “known to the Rights Agent, as applicable,” after the phrase “and, at the Company’s expense, to the holders of the Right Certificates”.

(b)           Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence in its entirety and substituting therefor the following:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a Person organized and doing business under the laws of the United States or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights

Agent a combined capital and surplus of at least $25 million or (ii) an Affiliate of such Person.”

Section 15.  Amendment of Section 23.

(a)           Paragraph (b) of Section 23 of the Rights Agreement is hereby amended by inserting the phrase “written evidence of which shall have been filed with the Rights Agent,” after the phrase “the Company ordering the redemption of the Rights,”.

Section 16.  Amendment of Section 26.

(a)           Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

ANADIGICS, Inc.
35 Technology Drive
Warren, New Jersey 07059
Attention: Secretary

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Mellon Investor Services LLC
450 West 33rd Street, 10th Floor
New York, New York 10001
Attention: Vice President, Relationship Management
with a copy to:
Mellon Investor Services LLC
450 West 33rd Street, 10th Floor
New York, New York 10001
Attention: Legal Department

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.”

Section 17.  Amendment of Section 27.

(a)           Section 27 of the Rights Agreement is hereby amended by deleting the third sentence in its entirety and substituting therefor the following:

“Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, and provided, such supplement or amendment does not change or increase the Rights Agent’s rights, duties, liabilities or obligations without the Rights Agent's written consent, the Rights Agent shall execute such supplement or amendment.”

Section 18.  Amendment of Section 29.

(a)           Section 29 of the Rights Agreement is hereby amended by inserting the following as the last sentence:

“The Rights Agent is entitled always to assume that the Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

Section 19.  Amendment of Section 31.

(a)           Section 31 of the Rights Agreement is hereby amended by deleting the phrase “following the date of such determination by the Board of Directors.” and substituting the phrase “following the date of such determination by the Board of Directors; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon two calendar days’ written notice to the Company.”.

Section 20.  Amendment of Rights Agreement

(a)           The Rights Agreement is hereby amended so that any and all references to the corporate name “ChaseMellon Shareholder Services, L.L.C.” are hereby deleted and substituted therefor with the corporate name “Mellon Investor Services LLC”.

(b)           Sections 6, 7, 9 and 10 of Rights Agreement are hereby amended so that any and all references to “charge” or “charges” are hereby deleted and substituted therefor with “government charge” or “government charges” respectively.

Section 21.  Amendment to Exhibit B.  The form of Right Certificate set forth in Exhibit B to the Rights Agreement shall be amended in its entirety to read as set forth in Annex I hereto.

Section 22.  Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Section 23.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except that the rights, duties and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 24.  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 25.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ANADIGICS, INC.

By: /s/ Thomas C. Shields Name: Thomas C. Shields Title: Chief Financial Officer

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By: /s/ Edward Schmitt Name: Edward Schmitt Title: Assistant Vice President

Annex I
“EXHIBIT B

[Form of Right Certificate]

Certificate No. R	_______ Rights

NOT EXERCISABLE AFTER DECEMBER 17, 2018 OR EARLIER IF NOTICE OF REDEMPTION IS GIVEN.  THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.  UNDER CERTAIN CIRCUMSTANCES RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHT CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT).  ACCORDINGLY, THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]1

ANADIGICS, INC.

Right Certificate

This certifies that             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of December 17, 1998, as amended (the “Rights Agreement”), between ANADIGICS, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (New York City time) on December 17, 2018 at the designated office of the Rights Agent, or its successors as Rights Agent, in New York, New York, one one-thousandth of a fully paid non-assessable share of the Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company, at a purchase price of $75.00 per one one-thousandth of a share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and related certificate duly executed, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request.  The number of Rights evidenced by this Right Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of December 31, 1998, based on the Preferred Stock of the Company as constituted at such date.

[1]	The portion of the legend in brackets shall be inserted only if applicable.

Upon the occurrence of a Triggering Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Triggering Event.

As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock (or, in certain circumstances, common stock and/or other securities) which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates.  Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent, and at the executive offices of the Company.

This Right Certificate, with or without other Right Certificates, upon surrender at the designated office of the Rights Agent, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-thousandths of a share of Preferred Stock as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase.  If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be (i) redeemed by the Company at a redemption price of $.001 per Right or (ii) exchanged by the Company in whole or in part for shares of common stock or Preferred Stock.

No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.  Dated as of December 31, 1998.

[SEAL]

ATTEST:	ANADIGICS, INC.

By: _______________________________	By: ____________________________
Name:	Name:
Title:	Title:

Countersigned:

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:  ___________________________
        Authorized Signature

Date:

[Form of Reverse Side of Right Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED ________________________________________________________________________________________________________________________________________________

hereby sells, assigns and transfers unto ____________________________________________________________________________________________________________________________________________________________________________

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                        Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated:              , ____

___________________________________________________ Signature

Signature Guaranteed:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1)           this Right Certificate [  ] is [  ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2)           after due inquiry and to the best knowledge of the undersigned, it [  ] did [  ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:              , ____

___________________________________________________ Signature

Signature Guaranteed:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

NOTICE

The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.”